Exhibit 10.14

OPTION AGREEMENT

THIS OPTION AGREEMENT is made and entered into as of July 19, 2005 by and between SAGAMOREHILL OF CAROLINA LLC, a Delaware limited liability company (together with its successors and permitted assigns, “SagamoreHill”), SAGAMOREHILL OF CAROLINA LICENSES LLC, a Delaware limited liability company (together with its successor and permitted assigns, “SagamoreHill Licenses,” and together with SagamoreHill “Grantor”), and BARRINGTON BROADCASTING SOUTH CAROLINA CORPORATION, a Delaware corporation (together with its successors and permitted assigns, “Option Holder”).

WITNESSETH

WHEREAS, Grantor, by way of assignment, has obtained the right to acquire from Diversified Communications, Inc. and Grand Strand Communications, Inc. certain assets used in the operation of television station WWMB-TV, Florence, South Carolina (“WWMB”), including the FCC licenses relating to WWMB, pursuant to that certain Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”);

WHEREAS, Grantor desires to grant Option Holder an option to purchase such assets relating to WWMB on the terms and conditions set forth herein effective as of the consummation of the transactions under the Purchase Agreement (the “Effective Date”); and

WHEREAS, Option Holder desires to acquire from Grantor an option to purchase such assets relating to WWMB on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties, intending to be legally bound, agree as follows;

1.             Option. Grantor hereby gives, grants, transfers and conveys to Option Holder, and its successors and assigns, the sole and exclusive right, privilege and option to purchase (the “Option”), on the terms and conditions hereinafter set forth and effective as of the Effective Date, all of the tangible and intangible personal property, licenses, authorizations and leases, contracts and agreements, owned or held by Grantor or in which Grantor holds an interest, relating to the operation of WWMB, including the property described below (and collectively referred to as the “WWMB Assets”):

(a)                                  All of the licenses, construction permits and other authorizations issued by the Federal Communications Commission (“FCC”) for the operation of WWMB, including any renewals, extensions or modifications thereof and additions thereto between the date hereof and the Closing (collectively, the “FCC Licenses”);

(b)                                 All other licenses, permits, construction permits, approvals, concessions, franchises, certificates, consents, qualifications, registrations, privileges and other authorizations and other rights, from any governmental authority to Grantor used in connection with WWMB, including any renewals, extensions or modifications thereof and additions thereto between the Effective Date and the Closing (collectively, the “Permits”);

(c)                                  All of the tangible personal property owned by Grantor as of the Effective Date or thereafter acquired by Grantor and used or useful in the operation of WWMB;

(d)                                 All of the intangible personal property owned by Grantor relating to or used in connection with the operation of WWMB as of the Effective Date or thereafter acquired by Grantor and used or useful in the operation of the WWMB, exclusive of all cash on-hand of Grantor and payments due to Grantor under the Time Brokerage Agreement and all payments to be retained by Grantor thereunder;

(e)                                  Grantor’s rights under that certain Time Brokerage Agreement, dated April 28, 1994, between Grantor, as assignee of Atlantic Media Group, Inc., and Option Holder, as assignee of Diversified Communications, itself assignee of Vision Communications, Inc., as amended by that certain Amendment to and Extension of Time Brokerage Agreement, dated as of December 9, 2003, that certain Second Amendment to Time Brokerage Agreement, between Diversified and Atlantic, and that certain Third Amendment to Time Brokerage Agreement, between Option Holder and Grantor (such amendment, the “Third Amendment” and the Time Brokerage Agreement as so amended, the “TBA”);

(f)                                    Grantor’s rights under that certain Transmission Facilities and Studio Construction and Lease Agreement, dated April 28, 1994, between Grantor, as assignee of Atlantic Media Group, Inc., and Option Holder, as assignee of Diversified Communications, itself assignee of Vision Communications, Inc., (the “Lease”);

(g)                                 Grantor’s rights and duties as a partial assignee under the Purchase Agreement; and

(h)                                 All of the contracts, leases and other agreements relating to the ownership and operation of WWMB.

2.             Consideration for Option. This Option is granted for the Option Period (as the same may be extended pursuant to Section 3 hereof) in return for, among other consideration, the payment by Option Holder to Grantor of an amount equal to Eighteen Thousand Dollars ($18,000), which shall be due and payable on the Effective Date.

3.             Option Period. The Option shall be effective upon the Effective Date, and may be exercised by Option Holder at any time during the Option Period. For purposes hereof, “Option Period” means the period commencing on the Effective Date and ending on the eighth anniversary of the Effective Date; provided, that the Option Period may be extended by an additional period of eight years by Option Holder by delivery by Option Holder to Grantor of written notice of such extension at any time no earlier than the seventh anniversary of the Effective Date and no later than 30 days prior to the eighth anniversary of the Effective Date.

4.             Exercise of Option; Withdrawal.

(a)                                  Option Holder may exercise the Option by delivery of written notice thereof (the “Exercise Notice”) to Grantor. Upon exercise of the Option, Option Holder and Grantor shall be obligated to enter into the transactions to be consummated hereunder at the Closing, subject to the provisions of Sections 9 and 10 hereof, and Section 4(b) below.

(b)                                 Option Holder may withdraw any Exercise Notice prior to the Closing by written notice to Grantor of such withdrawal. No such withdrawal (and no withdrawal of any subsequent Exercise Notice) will affect Option Holder’s right subsequently to exercise the Option by delivering to Grantor during the Option Period one or more other Exercise Notices.

5.             Purchase of Assets.

(a)                                  Transfer of WWMB Assets. Subject to Section 4(b), upon the exercise of the Option, Grantor shall, on the Closing Date, sell, assign, transfer, convey and deliver to Option Holder all right, title and interest of Grantor in and to the WWMB Assets free and clear of liens, claims and encumbrances (“Liens”), except for Assumed Obligations, liens for taxes not yet due and payable and any other liens expressly identified and agreed to by the parties in writing (collectively, “Permitted Liens”).

(b)                                 Excluded Assets. Except for those assets specifically identified in Section 1, the WWMB Assets shall not include any other assets, properties, interests or rights of any kind or description, including any fees due or owing to Grantor from Option Holder under the TBA. (the “Excluded Assets”). The Excluded Assets shall remain the property of Grantor.

(c)                                  Assumption of Obligations. On the Closing Date, Option Holder shall assume and undertake to pay, discharge and perform the following obligations of Grantor to the extent such obligations arise out of events occurring on or after the Closing Date (the “Assumed Obligations”) with respect to the WWMB Assets:

(i)                                     obligations of Grantor as the holder of the Permits and the FCC Licenses, including to make all required FCC filings with respect thereto, and as the owner of the other WWMB Assets, subject to the terms of the TBA;

(ii)                                  obligations of Grantor as the owner of WWMB under the TBA;

(iii)                               obligations of Grantor as the lessee under the Lease; and

(iv)                              obligations of Grantor as assignee under the Purchase Agreement and any obligations assumed by Grantor pursuant thereto.

Option Holder does not assume or agree to discharge or perform, and will not be deemed by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, to have assumed or to have agreed to discharge or perform, and Grantor shall remain liable for, any liabilities, obligations or commitments of Grantor arising from the business or operation of WWMB before the Closing Date and any other obligations or liabilities other than the Assumed Obligations.

(d)                                 TBA and Lease Rights. On the Closing Date, the TBA and the Lease shall remain in full force and effect and, pursuant to the terms of one or more Assignment and Assumption Agreements substantially in the form of Exhibit A hereto (the “Assignment Agreement”), Grantor shall assign to Option Holder (or its designee), and Option Holder shall assume, Grantor’s rights under the TBA and the Lease.

(e)                                  Purchase Agreement. On the Closing Date, pursuant to the terms of the Assignment Agreement, Grantor shall assign to Option Holder, and Option Holder shall assume, Grantor’s rights under the Purchase Agreement (the “Purchase Agreement Rights”).

(f)                                    Purchase Price. At the Closing, and pursuant to the terms and subject to the conditions set forth in this Agreement, Option Holder shall pay to Grantor an amount equal to the Cash Purchase Price by federal wire transfer of same-day funds pursuant to wire instructions delivered to Option Holder by Grantor at least two business days prior to the Closing Date (or such other method of funds transfer as may be agreed upon by Option Holder and Grantor). The “Cash Purchase Price” shall be an amount equal to the sum of (a) the Base Value (as defined in Schedule 5(f) hereto), plus (b) the Escalation Amount (as defined and calculated pursuant to Schedule 5(f) hereto), plus (c) to the extent applicable, the Additional Consideration (as defined and calculated pursuant to Schedule 5(f) hereto).

(g)                                 Allocation. Option Holder and Grantor will allocate the Purchase Price in accordance with the respective fair market values of the WWMB Assets and the goodwill being purchased and sold in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended. The allocation shall be determined by mutual agreement of the parties. Option Holder and Grantor agree to file their federal income tax returns and their other tax returns reflecting such allocation and to use such allocation for accounting and financial reporting purposes.

(h)                                 Closing. Upon the exercise of the Option, the consummation of the sale and purchase of the WWMB Assets provided for in this Agreement (the “Closing”) shall take place no later than ten business days after the satisfaction or, to the extent permissible by law, the waiver (by the party for whose benefit the closing condition is imposed) of, the conditions specified in Sections 9 and 10 hereof. Alternatively, the Closing may take place at such other place, time or date as the parties may mutually agree upon in writing. The date on which the Closing is to occur is referred to herein as the “Closing Date.”

6.             Representations and Warranties of Grantor. Grantor represents and warrants to Option Holder as follows; provided, however, that Grantor make no representation or warranty as to any action, event, occurrence or circumstance that (i) was or shall be caused by Option Holder or that arose, or shall arise from any omission by Option Holder to perform its obligations under the TBA or the Lease, or (ii) constitutes a breach by Sellers of a representation warranty of Sellers under the Purchase Agreement:

(a)                                  Each of SagamoreHill and SagamoreHill Licenses is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b)                                 Grantor has the power and authority to enter into and to perform its obligations under this Agreement.

(c)                                  The execution, delivery and performance of this Agreement by Grantor has been duly authorized and this Agreement constitutes a valid and binding obligation of Grantor enforceable against Grantor in accordance with it terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)                                 Schedule 6(d) sets forth (i) as of the date hereof, a complete and accurate list of all of the FCC Licenses anticipated to be acquired by Grantor under the Purchase Agreement; and (ii) as of the date of the Closing Date, a complete and accurate list of all FCC Licenses then in effect.

(e)                                  As of the Closing Date Grantor is the holder of the FCC Licenses.

(f)                                    As of the Closing, Grantor has good and marketable title to the WWMB Assets free and clear of liens other than liens for taxes not yet due and payable and liens that will be discharged at or prior to the Closing.

(g)                                 As of the Closing Date, Grantor shall have filed all material returns, reports, and statements that Grantor is required to file with the FCC and the Federal Aviation Administration. Except as set forth on Schedule 6(g) hereto, (i) there is no action, suit or proceeding pending or, to Grantor’s knowledge, threatened in writing against Grantor in respect of WWMB seeking to enjoin the transactions contemplated by this Agreement; and (ii) to Grantor’s knowledge, there are no governmental claims or investigations pending or threatened against Grantor in respect of WWMB (except those affecting the broadcasting industry generally).

(h)                                 No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Grantor or any party acting on Grantor’s behalf.

The parties agree that each of Schedule 6(d) and Schedule 6(g) hereto may be updated by Grantor as of the Closing Date.

7.             Representations and Warranties of Option Holder. Option Holder represents and warrants to Grantor as follows:

(a)                                  Option Holder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)                                 Option Holder has the power and authority to enter into and perform its obligations under this Agreement.

(c)                                  The execution, delivery and performance of this Agreement by Option Holder has been duly authorized and this Agreement constitutes a valid and binding obligation of Option Holder enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)                                 Option Holder is financially, and as of the Closing (and subject to the grant of the FCC Consent) shall be legally and otherwise, qualified to be the licensee of, acquire, own and operate WWMB under the Communications Act and FCC Rules, with no waiver of any FCC Rule that shall not have been obtained prior to Closing being necessary.

(e)                                  No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Option Holder or any party acting on Option Holder’s behalf.

8.             Covenants of Grantor. During the Option Period, and subject to the TBA and the performance by Option Holder of its obligations thereunder, Grantor covenants to:

(a)                                  Maintain insurance upon the WWMB Assets and with respect to the operation of WWMB in such amounts and in such nature as in effect on the date hereof;

(b)                                 Operate WWMB in all material respects in accordance with the terms of the licenses and authorizations issued by the FCC, the Communications Act of 1934, as amended (the “Communications Act”), the rules, regulations, policies and procedures of the FCC (“FCC Rules”) and all other statutes, ordinances, rules and regulations of governmental authorities;

(c)                                  Refrain from taking any action that would cause the FCC Licenses not to be in full force and effect or to be revoked, suspended, cancelled, rescinded, terminated or expired;

(d)                                 File all material returns, reports, and statements that Grantor is required to file with the FCC and the Federal Aviation Administration;

(e)                                  Other than pursuant to an Acquisition Financing Arrangement, not mortgage, pledge, subject to any lien or otherwise encumber any of the WWMB Assets; and

(f)                                    Not sell, lease or otherwise dispose of any of the WWMB Assets in a manner that is inconsistent with this Agreement, except for properties and assets sold or replaced with others of like kind and value in the ordinary course of business in compliance with the terms of the TBA.

Notwithstanding anything to the contrary contained herein, to the extent that the covenants and obligations of Grantor hereunder would require the incurrence of an Other Expense as defined in the TBA, such obligation or covenant shall be subject to the terms and conditions of Paragraph 1 of Exhibit 4(B) of the TBA

9.             Grantor Closing Conditions

Subject to the exercise of the Option pursuant to the terms and subject to the conditions of this Agreement, the obligations of Grantor hereunder are subject to satisfaction or waiver, at or prior to Closing, of each of the following conditions:

(a)                                  Representations, Warranties and Covenants. The representations and warranties of Option Holder made in this Agreement shall be true and correct in all material respects at and as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement, and the covenants and agreements to be complied with and performed by Option Holder at or prior to Closing shall have been complied with or performed in all material respects. Grantor shall have received a certificate dated as of the Closing Date from Option Holder, executed by an authorized officer of Option Holder, to the effect that the conditions set forth in this Section 9(a) have been satisfied.

(b)                                 FCC Consent. The FCC Consent shall have been obtained and constitute a Final Order, and no court or governmental order prohibiting Closing shall be in effect. For purposes hereof, “Final Order” shall mean an action by the FCC or other regulatory authority having jurisdiction (i) with respect to which action no timely request for stay, motion or petition for reconsideration or rehearing, application or request for review or notice of appeal or other judicial petition for review is pending and (ii) as to which the time for filing any such request, motion, petition, application, appeal or notice and for entry of orders staying, reconsidering or reviewing on the FCC’s or such other regulatory authority’s own motion has expired.

(c)                                  No Prohibitions. No injunction, restraining order or decree of any nature of any governmental authority of competent jurisdiction shall be in effect that restrains or prohibits any party from consummating the transactions contemplated by this Agreement.

10.           Option Holder Closing Conditions

Subject to the exercise of the Option pursuant the terms and subject to the conditions of this Agreement, the obligations of Option Holder hereunder are subject to satisfaction or waiver, at or prior to Closing, of each of the following conditions:

(a)                                  Representations, Warranties and Covenants. The representations and warranties of Grantor made in this Agreement shall be true and correct in all material respects at and as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement, and the covenants and agreements to be complied with and performed by Grantor at or prior to Closing shall have been complied with or performed in all material respects. Option Holder shall have received a certificate dated as of the Closing Date from Grantor, executed by an authorized officer of Grantor, to the effect that the conditions set forth in this Section 10(a) have been satisfied.

(b)                                 FCC Consent. The FCC Consent shall have been obtained and constitute a Final Order, and no court or governmental order prohibiting Closing shall be in effect.

(c)                                  No Prohibitions. No injunction, restraining order or decree of any nature of any governmental authority of competent jurisdiction shall be in effect that restrains or prohibits any party from consummating the transactions contemplated by this Agreement.

11.          Closing Deliveries

(a)                                  Grantor Documents. Subject to the exercise of the Option pursuant the terms and subject to the conditions of this Agreement, at Closing Grantor shall deliver or cause to be delivered to Option Holder:

(i)                                     certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby, by Grantor;

(ii)                                  the certificate described in Section 10(a) hereof;

(iii)                               the Assignment Agreement; and

(iv)                              such other bills of sale, assignments and other instruments of conveyance, assignment and transfer as may be necessary to convey, transfer and assign to Option Holder the WWMB Assets, free and clear of Liens, except for Permitted Liens.

(b)                                 Option Holder Documents. Subject to the exercise of the Option pursuant the terms and subject to the conditions of this Agreement, at Closing Option Holder shall deliver or cause to be delivered to Grantor:

(i)                                     the certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby, by Option Holder;

(ii)                                  the certificate described in Section 9(a) hereof;

(iii)                               the Cash Purchase Price;

(iv)                              the Assignment Agreement; and

(v)                                 such other documents and instruments of assumption as may be necessary to assume the Assumed Obligations.

12.          Survival; Indemnification

(a)                                  Survival. The representations and warranties in this Agreement shall survive Closing for twelve months after the Closing Date, whereupon they shall expire and be of no further force or effect, except those under this Section 12 that relate to Damages for which written notice is given by the indemnified party to the indemnifying party prior to the expiration, which shall survive until resolved.

(b)                                 Indemnification.

(i)                                     Subject to the limitations set forth in Section 12(d) below, from and after Closing, Grantor shall defend, indemnify and hold harmless Option

Holder from and against any and all losses, costs, damages, claims, suits, actions, judgments, liabilities and expenses, including reasonable attorneys’ fees and expenses (“Damages”), incurred by Option Holder arising out of or resulting from:  (A) any material inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Grantor in this Agreement or default by Grantor under this Agreement; or (B) obligations or liabilities of Grantor regarding WWMB other than the Assumed Obligations.

(ii)                                  From and after Closing, Option Holder shall defend, indemnify and hold harmless Grantor from and against any and all Damages incurred by Grantor arising out of or resulting from:  (A) any material inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Option Holder in this Agreement or default by Option Holder under this Agreement, the TBA or the Lease; (B) the Assumed Obligations or the business or operation of WWMB after the Closing Date; (C) any taxes owed by Option Holder for any period following the Closing Date.

(iii)                               From and after the date hereof, Option Holder shall defend, indemnify and hold harmless Grantor from and against any and all Damages incurred by Grantor arising out of or resulting from (A) the performance of Licensee’s obligations as partial assignee under the Purchase Agreement (without limiting the obligation of Grantor pursuant to the terms and subject to the conditions of that certain letter agreement, dated as of the date hereof, by and among the parties to this Agreement (the “Side Letter”)) or a breach by Grantor of its representations and warranties to Sellers (as defined in the Purchase Agreement) contained in Sections 3(B), (C) and (D) of that certain Assignment and Assumption Agreement, dated as of the date hereof, among Grantor, Option Holder and Sellers (the “Atlantic Assets Assignment”) (but without limiting any rights of Option Holder with respect to a breach as to the representations and warranties made by Grantor to Option Holder under the Atlantic Assets Assignment, this Agreement, the Side Letter or the Third Amendment), (B) the negotiation and the document preparation and execution relating to obtaining the Acquisition Financing Arrangement, and the Transaction Documents and any amendments thereto; and (C) the operation of the Station during the Option Period and the term of the TBA (including the costs and expenses incurred in connection with the performance by Grantor of the Atlantic Contracts (as such term is defined in the Purchase Agreement)); provided, that this paragraph (iii) shall not extend to Damages to the extent arising out of or resulting from a breach by Grantor of its representations, warranties, covenants or agreements in this Agreement or any Transaction Document, or from Grantor’s gross negligence or willful misconduct. “Transaction Documents” shall mean this Agreement, the TBA, the Lease, and the Side Letter.

(c)                                  Indemnification Procedures. The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s right to indemnification and the indemnifying party’s obligation to indemnify as set forth in this Agreement, except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced. The obligations and liabilities of the parties with respect to any Claim shall be subject to the following additional terms and conditions:

(i)                                     The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

(ii)                                  In the event that the indemnifying party shall elect not to undertake such defense or opposition, or, within 20 days after written notice (which shall include sufficient description of background information explaining the basis for such Claim) of any such Claim from the indemnified party, the indemnifying party shall fail to undertake to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

(iii)                               Anything herein to the contrary notwithstanding, in the event that the indemnifying party undertakes the defense of or opposition to any Claim:  (A) the indemnified party, by one counsel or one other representative of its own choosing, reasonably satisfactory to the indemnifying party, shall have the right to consult with the indemnifying party and its counsel or other representative concerning such Claim and to participate in the defense, opposition, compromise or settlement of the Claim; (B) the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim; and (C) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim. With reference to clauses (A) and (B) of the preceding sentence, the indemnifying party shall bear the reasonable cost and expense of the indemnified party’s counsel or other representative unless the indemnifying party shall affirm in writing its obligation to indemnify the indemnified party for any losses incurred by such parties with respect to such Claim, and in the event of such written affirmation by the indemnifying party the indemnified party shall bear the cost and expense of its own counsel or representatives. The written affirmation to the indemnified party provided herein shall not be or be deemed to be an admission of liability on the part of the indemnifying party as against any third-party claimant.

(iv)                              All claims not disputed shall be paid by the indemnifying party within 30 days after receiving notice of the Claim. A “Disputed Claim” shall mean a claim for Damages by an indemnified party which the indemnifying party objects to in writing within 30 days after receiving notice of the Claim. In the event there is a Disputed Claim with respect to any Damages, the indemnifying party shall be required to pay the indemnified party the amount of such Damages for which the indemnifying party has, pursuant to a final determination, been found liable within ten days after there is a final determination with respect to such Disputed Claim. A final determination of a Disputed Claim shall be:  (A) a judgment of any court with proper jurisdiction determining the validity of a Disputed Claim, if no appeal is pending from such judgment and if the time to appeal therefrom has elapsed; (B) an award of any legally binding arbitration proceeding determining the validity of such disputed claim, if there is not pending any motion to set aside such award and if the time within which to move to set aside such award has elapsed; (C) a written termination of the dispute with respect to such claim signed by the parties thereto; (D) a written acknowledgment of the indemnifying party that it no longer disputes the validity of such claim; or (E) such other evidence of final determination of a disputed claim as shall be acceptable to the parties. No undertaking of defense or opposition to a Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.

(d)                                 Limitations on Indemnification. Grantor shall not be obligated to indemnify Option Holder for any amount of indemnifiable Damages under Section 12(b)(i) until such Damages exceed $25,000 and in any event shall not be obligated for such Damages in excess of the aggregate payments of the Base Fee to Grantor under the TBA, provided, that the foregoing limitations shall not apply to Damages to the extent arising as a result of the gross negligence or willful misconduct of Grantor.

(e)                                  Expenses of Prevailing Party. In the event that Grantor or Option Holder seeks indemnity hereunder or otherwise seeks enforcement of this Agreement against the other party and prevails in such claim, the reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by such prevailing party in connection with such claim for indemnification or other enforcement shall be paid or reimbursed by the other party following receipt by such indemnifying party of an invoice therefor together with reasonable documentation of such costs and expenses.

(f)                                    NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES).

13.           Specific Performance. Grantor and Option Holder acknowledge and agree that, due to the unique nature of the subject matter of this Agreement, Option Holder would suffer irreparable damages in the event of breach of this Agreement, which damages could not adequately be compensated except by specific performance of this Agreement. Accordingly, without limiting any other remedy that may be available to Option Holder at law or equity, in the event of a breach by Grantor of this Agreement, it is agreed that Option Holder shall be entitled to temporary and permanent injunctive relief, including, but not limited to, specific performance hereof, without any showing of actual damage or inadequacy of legal remedy, in any proceeding before a court of law with proper jurisdiction to hear the matter, which may be brought to enforce this Agreement. Grantor hereby waives any defense that there is an adequate remedy at law for such breach of this Agreement.

14.           Expenses. Option Holder agrees to reimburse Grantor, within fifteen days of invoicing with reasonable documentation, for its reasonable and customary fees, costs and out-of-pocket expenses, including filing fees and reasonable and customary attorneys’ fees, incurred in connection with the performance of its covenants and obligations hereunder; provided, that, for the avoidance of doubt and except as set forth in Section 12(e), Option Holder shall have no reimbursement obligation with respect to claims, actions or proceedings brought by or on behalf of Grantor against Option Holder.

15.           Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

16.           Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Grantor and Option Holder.

17.           Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliances as set forth in this Section 17.

18.           Notices. All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Option Agreement shall be in written or electronic form, and shall be deemed delivered (a) on the date of delivery when (i) delivered by hand or (ii) sent by reputable overnight courier maintaining records of receipt and (b) on the date of transmission when sent by facsimile or other electronic transmission during normal business hours with confirmation of transmission by the transmitting equipment; provided, however, that any such communication delivered by facsimile or other electronic transmission shall only be effective if such communication is also delivered by hand or deposited with a reputable overnight courier maintaining records of receipt within two business days after its delivery by facsimile or other electronic transmission. All such communications shall be addressed to the parties at the address set forth in Exhibit B, or at such other address as a party may designate upon ten days’ prior written notice to the other party.

19.           Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Grantor without the prior written consent of Option Holder, which consent shall not be unreasonably withheld. Without the consent of Grantor, Option Holder may assign its rights and obligations under this Agreement to any other party or parties; provided that Assignee shall not thereby be released of its obligations hereunder.

20.                                 No Third Party Beneficiaries. Except as expressly provided herein, this Agreement is not intended to, and shall not, confer upon any other person except the parties hereto any rights or remedies hereunder.

21.                                 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof.

22.                                 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The delivery of an executed counterpart of the Agreement by facsimile or electronic transmission will be deemed to be an original counterpart of the Agreement so transmitted.

23.                                 Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

24.                                 Entire Agreement. This Agreement, including the documents delivered pursuant to this Agreement or other written agreements referring specifically to this Agreement, and the TBA, the Lease, the Purchase Agreement and the Assignment Agreement embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. The Schedule(s) and Exhibit(s) hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior negotiations, agreements and understandings between the parties with respect to the transactions contemplated by this Agreement and all letters of intent and other writings executed prior to the date hereof relating to such negotiations, agreements and understandings.

25.                                 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid or enforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in any acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

26.                                 Publicity. Neither Grantor nor Option Holder shall make or issue or cause to be made or issued, any announcement (written or oral) concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other party. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency or any stock exchange, except that the party required to make such announcement shall provide a draft copy thereof to the other party hereto, and consult with such other party concerning the timing and content of such announcement, before such announcement is made.

27.                                 FCC Approval.

(a)                                  Notwithstanding any provision to the contrary herein, Option Holder’s rights under this Agreement are subject to the Communications Act of 1934, as amended, and the rules, regulations and published policies of the FCC.

(b)                                 As soon as reasonably practicable, but in no event later than five business days after Option Holder’s delivery of the Exercise Notice, the parties shall file an application (the “Assignment Application”) with the FCC requesting the FCC’s written consent to the assignment of the FCC Licenses from Grantor to Option Holder, including, as applicable, any waiver of such FCC Rules (a “Waiver Request”). In addition, each party hereto covenants and agrees to (i) prepare, file and prosecute any alternative application, petition, motion, request (including any Waiver Request) or other filing (including, upon the request of Option Holder, any motion for leave to withdraw or dismiss any Assignment Application or other filing made by the parties in connection with the transactions contemplated by this Agreement) (collectively, the “Additional Applications” and, together with the Assignment Application, the “FCC Applications”); (ii) file any amendment or modification to the FCC Applications; (iii) provide to Option Holder any information, documents or other materials reasonably requested by Option Holder in connection with the preparation of any such FCC Applications, including without limitation any Waiver Request, (iv) prosecute the FCC Applications with commercially reasonable diligence and otherwise use their commercially reasonable efforts to obtain a favorable conclusion with regard to the FCC Applications; (v) otherwise take any other action with respect to the FCC as may be reasonably necessary or reasonably requested by Option Holder in connection with the transactions contemplated hereby; and (vi) cooperate in good faith with the other party with respect to the foregoing covenants, all as may be determined by Option Holder to be reasonably necessary or appropriate or advisable in order to consummate the transactions contemplated hereby upon the exercise of the Option. Each party shall promptly provide the other with a copy of any pleading, order or other document served on it relating to the FCC Applications, shall furnish all information required by the FCC and shall be represented at all meetings or hearings scheduled to consider the FCC Application. The FCC’s written consent to the assignment of the FCC Licenses contemplated hereby is referred to herein as the “FCC Consent.”  The parties each agree to comply with any condition imposed on them by any FCC Consent, except that no party shall be required to comply with a condition if such condition requires such party to divest any of its direct or indirect assets. The parties shall oppose any petitions to deny or other objections filed with respect to the application for any FCC Consent and any requests for reconsideration or review of any FCC Consent.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Option Agreement as of the day and year first written above.

SAGAMOREHILL OF CAROLINA LLC

By:	/s/ Louis S. Well
Name: Louis S. Well
Title: President

SAGAMOREHILL OF CAROLINA LICENSES
LLC

By:	/s/ Louis S. Well
Name: Louis S. Well
Title: President

BARRINGTON BROADCASTING SOUTH
CAROLINA CORPORATION

By:	/s/ K. James Yager
Name: K. James Yager
Title: President

Signature Page to Option Agreement

Exhibit A - Form of Assignment Agreement

This Assignment and Assumption Agreement (this “Agreement”) is made as of [                   ], 20[      ], by and among SAGAMOREHILL OF CAROLINA LLC, a Delaware limited liability company and SAGAMOREHILL OF CAROLINA LICENSES LLC (together, “Seller”), and BARRINGTON BROADCASTING SOUTH CAROLINA CORPORATION, a Delaware corporation ( “Buyer”).

W I T N E S S E T H:

WHEREAS, Sellers and Buyer are parties to that certain Option Agreement, dated as of [             ], 2005 (the “Option Agreement”); and

WHEREAS, Seller desires to assign to Buyer all of Seller’s right, title and interest in, to and under, and delegate all of its duties and obligations in connection with or under the TBA, the Lease and the Purchase Agreement (collectively, the “Assumed Contracts”), and Buyer is willing to accept assignment of such rights and assume such duties and obligations arising under or in connection with the Assumed Contracts, in each case pursuant to the terms and subject to the conditions of the Option Agreement and this Agreement (including Section 6 hereof).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, Sellers and Buyer, intending to be legally bound, hereby agree as follows:

1.     Defined Terms; Interpretation. Except as otherwise set forth herein, capitalized terms used herein have the meanings assigned to them in the Option Agreement.

2.     Assignment and Assumption. Pursuant to the terms and subject to the conditions of the Option Agreement and effective as of the date hereof, (a) each Seller hereby conveys, assigns, and transfers to Buyer, its successors and assigns, all of such Seller’s right, title and interest in, to and under the Assumed Contracts, free and clear of any and all liens, and delegates to Buyer all of its duties and obligations to be performed, or arising on or after the date hereof in connection with or under the Assumed Contracts, and (b) Buyer hereby accepts the above assignment of rights and delegation of duties and obligations and agrees to be bound by and to assume such duties and obligations arising under or in connection with the Assumed Contracts to be performed or arising on or after the date hereof.

3.     Further Assurances. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record, and to cause to be executed, acknowledged, delivered, filed and recorded, such further certificates, instruments, and documents and to do, and cause to be done, all such other acts and things, as may be required by law, or as may, in the reasonable opinion of the other party hereto, be necessary or advisable to carry out the purposes of this Agreement.

4.     Binding Effect; Amendments. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns. No modification, amendment or waiver of any provision of, or consent or approval required by, this Agreement, nor any consent to or approval of any departure herefrom, shall be effective unless it is in writing and signed by the party against whom enforcement of any such modification, amendment, waiver, consent or approval is sought.

5.     Governing Law. Construction and interpretation of this Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

6.     Option Agreement Controlling. Notwithstanding any other provisions of this Agreement to the contrary, nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations or, in general, any of the rights and remedies, or any of the obligations, of Seller or Buyer set forth in the Option Agreement. This Agreement is subject to and controlled by the terms of the Option Agreement.

7.     Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

SAGAMOREHILL OF CAROLINA LLC	SAGAMOREHILL OF CAROLINA LICENSES LLC

By:	By:
Name:		Name:
Title:		Title:

BARRINGTON BROADCASTING SOUTH
CAROLINA CORPORATION

By:
Name:
Title:

Exhibit B - Notices

If to Option Holder, to:

Barrington Broadcasting South Carolina Corporation

745 Fifth Avenue

24th Floor

New York, NY  10151

Attention:  Paul McNicol

Fax:  (212) 486-2896

with a copy (which shall not constitute notice) to:

Barrington Broadcasting LLC

2500 West Higgins Road, Suite 880

Hoffman Estates, IL 60195

Attention:  K. James Yager

Fax:  847-755-3045

and

Covington & Burling

1201 Pennsylvania Ave., N.W.

Washington, D.C. 20004-2401

Fax:  202-662-6291

Attention:  Eric Dodson Greenberg, Esq.

If to Grantor to:

SagamoreHill of Carolina LLC

3825 Inverness Way

Augusta, Georgia  30907

Attention: Louis Wall

Telecopy:   (706) 855-8747

with a copy (which shall not constitute notice) to:

Wiley Rein & Fielding

1776 K Street, NW

Washington, DC 20006

Attention:  Brook A. Edinger

Telecopy:   (202) 719-7049

Schedule 5(f)

1.                                       For purposes of this Agreement, the “Base Value” shall be an amount equal to $2,366,727, provided that in the event that Grantor shall have elected to borrow the purchase price with respect to its acquisition of the Station under the Purchase Agreement pursuant to an Acquisition Financing Arrangement (as defined in the Time Brokerage Agreement), the “Base Value” shall equal the total outstanding balance of debt for borrowed money of Grantor under such Acquisition Financing Arangment.

2.                                       For purposes of this Agreement, the “Escalation Amount” shall be an amount equal to the greater of (A) the Fixed Appreciation Amount or (B) the Net Broadcast Cash Flow Amount. For purposes hereof, the “Fixed Appreciation Amount” equals the product of (i) the number of calendar years (including fractions of years) during the Option Period prior to the exercise of the Option, times (ii) an amount equal to $36,000; “Net Broadcast Cash Flow Amount” means the product of (x) the number of calendar years (including fractions of years) during the Option Period prior to the exercise of the Option, times (y) the average net broadcast cash flow (as determined by Option Holder) for the preceding 12-month period (or if the Option is exercised prior to the first anniversary of the Effective Date, the average net broadcast cash flow for the period following the Effective Date), provided that such amount shall not exceed $60,000.

3.                                       Solely with respect to that portion of the Cash Purchase Price constituting the Escalation Amount, the parties shall apply as a credit against such amount an amount equal to the aggregate payments of the Base Fee under the TBA, provided that notwithstanding and independent of the foregoing, in supplement to the Escalation Amount, and solely in the event that the Closing hereunder shall occur on a date that is prior to the second anniversary of the Effective Date, the Cash Purchase Price shall consist of an additional payment by the Option Holder (the “Additional Consideration”) which shall be an amount equal to (A) $120,000, less (B) the product of (i) the number of calendar months during the Option Period prior to the Closing times (ii) $5,000; provided that in no event shall the Additional Consideration be less than zero.

 Schedule 6(d) - FCC Licenses

Licensee:	Atlantic Media Group, Inc.

WWMD (3133)	TV Station, Ch. 21	Florence, SC	12/01/2004(1)

WWMD-DT	DTV Station, Ch. 20(2)	Florence, SC	12/01/2004

Broadcast Auxiliaries used with WWMB:

WMV224	TV STL (TS)

(1)                                  A timely-filed application for renewal of license is pending (BRCT-20040730AJM).

(2)                                  WWMD has elected Channel 21 for its post-transition DTV facilities.